Exhibit 4.41

SUPPLEMENTARY AGREEMENT

TO THE EXCLUSIVE TECHNICAL CONSULTING AND SERVICE AGREEMENT

This Supplementary Agreement (“Supplementary Agreement”) is made and entered into on 25 April, 2013 (“Effective date”) in Shanghai, the People’s Republic of China, by and between:

Party A: Shanghai Zhengtu Information Technology Co., Ltd.

Address: 2/FL, Building No.29, 396 Guilin Road, Shanghai, the People’s Republic of China

Party B: Shanghai Giant Network Technology Co., Ltd. (Old Name: Shanghai Zhengtu Network Technology Co., Ltd.)

Address: Room 708, Building No.29, 396 Guilin Road, Shanghai, the People’s Republic of China

WHEREAS,

1.	Party A and Party B entered into the Exclusive Technical Consulting and Service Agreement (the “Original Agreement”) on September 7, 2006 in Shanghai. According to the Original Agreement, Party B agrees that, unless with prior written approval from Party A, Party B shall not hire any third party to provide to Party B any technical support listed in Attachment I of the Original Agreement or any similar technical support;

2.	Party B has reached an agreement with Shanghai Zhengju Information Technology Co., Ltd. (“Zhengju Information”) that Party B shall be responsible for the operation of The World of Xianxia which was developed by and the intellectual property rights of which was held by Zhengju Information. Party B shall also be responsible for the operation of Elsword and Allods Online which were imported from and authorized by overseas entities.

NOW, THEREFORE, adhering to the principles of equality and mutual benefit, and after friendly negotiations, the Parties confirm as follows:

1.	Party A agrees Party B to hire Zhengju Information to provide Party B with technical support listed in Attachment I of the Original Agreement or other similar technical support, relating to World of Xianxia, Elsword and Allods Online. Party B shall sign the World of Xianxia, Elsword and Allods Online Exclusive Technical Consulting and Service Agreement with Zhengju Information.

2.	Party B guarantees and promises that Party A shall have the right to request Party B and Zhengju Information at any time to terminate the World of Xianxia, Elsword and Allods Online Exclusive Technical Consulting and Service Agreement and any other relevant agreements, without incurring any legal liability

3.	This Supplementary Agreement shall become effective immediately upon sealed by the Parties.

Party A: Shanghai Zhengtu Information Technology Co., Ltd.	Party B: Shanghai Giant Network Technology Co., Ltd.